UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No.1

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2015

Quiksilver, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14229	33-0199426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

15202 Graham Street, Huntington Beach, CA		92649
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:

(714) 889-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2015 (the “Previous 8-K”), on March 26, 2015, the board of directors (the “Board”) of Quiksilver, Inc. (the “Company”), promoted Pierre Agnes to the position of Chief Executive Officer of the Company, Greg Healy to the position of President of the Company and Thomas Chambolle to the position of Chief Financial Officer of the Company, effective March 27, 2015.

On April 7, 2015, the compensation committee of the Board (the “Committee”) approved the following changes to the compensation of each of Messrs. Agnes, Healy and Chambolle in connection with his promotion.

Remainder of Fiscal Year 2015 Annualized Base Salary (effective from date of promotion)

Pierre Agnes, Chief Executive Officer	€900,000
Greg Healy, President	$650,000 USD
Thomas Chambolle, Chief Financial Officer	€425,000

Additional Performance Restricted Stock Unit Grants

Pierre Agnes, Chief Executive Officer	350,000
Greg Healy, President	200,000
Thomas Chambolle, Chief Financial Officer	126,000

For a general description of the terms and conditions applicable to the Company’s performance restricted stock units (“PSUs”), see the Company’s definitive proxy statement for its 2015 annual meeting of stockholders, filed with the SEC on February 2, 2015 (the “2015 Proxy”), beginning on page 28.

Also on April 7, 2015, the Committee approved, and the Company and Mr. Healy entered into, an amendment (the “Amendment”) to the employment agreement between Mr. Healy and Ug Manufacturing Co. Pty Ltd., the Company’s Australian operating subsidiary, dated February 1, 2012 (the “Healy Agreement”). The Amendment (i) reflects Mr. Healy’s promotion to the position of President of the Company, (ii) increases his annual base salary as stated above, and (iii) extends the expiration of the Healy Agreement by one year to October 31, 2017.

The foregoing description of the Amendment is not complete and is qualified in its entirety by the full text of the Amendment, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

In addition, in connection with his promotion to President of the Company and relocation from the Company’s Australian office to the Company’s corporate headquarters in Huntington Beach, California, the Committee approved a relocation package for Mr. Healy consisting of a $75,000 relocation bonus, reimbursement of moving expenses, a monthly housing allowance, payments for two return trips to Australia per year, tax advisory services and the use of a Company vehicle.

As reported on the Previous 8-K, the Board removed Andy Mooney as the Company’s Chairman and Chief Executive Officer, effective March 27, 2015. On April 7, 2015, the Company and Mr. Mooney entered into a separation agreement with respect to his departure from the Company (the “Separation Agreement”).

Pursuant to the terms of the Separation Agreement, consistent with the terms of the employment agreement between the Company and Mr. Mooney dated January 2, 2013, as amended, the Company will pay Mr. Mooney wage continuation pay in the total amount of $2,504,800, less required tax deductions and withholdings, payable commencing May 2015 and ending March 2017. In addition, if Mr. Mooney would have actually earned a bonus award pursuant to the Company’s Incentive Compensation Plan for the Company’s fiscal year 2015, Mr. Mooney will be paid a pro rata portion of such bonus, as and when such bonus awards are made to other executives of the Company.

The Separation Agreement further provides that Mr. Mooney will retain: (i) 480,000 Stock Price-Based RSUs (as defined in the 2015 Proxy on page 26), pursuant to the restricted stock unit agreement between the Company and Mr. Mooney, dated January 11, 2013, (ii) 669,767 Stock Price-Based RSUs, pursuant to the restricted stock unit agreement between the Company and Mr. Mooney, dated March 19, 2013, and (iii) 140,000 2015 PSUs (as defined in the 2015 Proxy on page 28), pursuant to the performance restricted stock unit agreement between the Company and Mr. Mooney, dated November 3, 2014. The foregoing retained Stock Price-Based RSUs and 2015 PSUs will continue to be subject to the vesting conditions set forth in the applicable award agreement. In addition, pursuant to the amendment to Mr. Mooney’s employment agreement entered into on November 3, 2014, and the related restricted stock unit agreement, 281,532 restricted stock units granted to Mr. Mooney in lieu of a cash base salary for fiscal year 2015 will vest and the underlying shares of the Company’s common stock will be issued to Mr. Mooney. All other restricted stock awards granted to Mr. Mooney will be cancelled and forfeited.

The Separation Agreement also provides for other customary terms and conditions, including a release of claims against the Company and its affiliates by Mr. Mooney.

The foregoing description of the Separation Agreement is not complete and is qualified in its entirety by the full text of the Separation Agreement, a copy of which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Exhibit Title or Description

10.1	Amendment to Employment Agreement between Greg Healy and Ug Manufacturing Pty. Ltd., dated April 7, 2015

10.2	Separation Agreement between Andrew Mooney and Quiksilver, Inc., dated March 26, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 10, 2015	Quiksilver, Inc. (Registrant)

	By:	/s/ Thomas Chambolle
Thomas Chambolle
Chief Financial Officer

Index to Exhibits

Exhibit No.	Exhibit Title or Description

10.1	Amendment to Employment Agreement between Greg Healy and Ug Manufacturing Pty. Ltd., dated April 7, 2015

10.2	Separation Agreement between Andrew Mooney and Quiksilver, Inc., dated March 26, 2015

6